INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834	MEDIA RELATIONS: Ward Creative Communications, Inc. Deborah Ward Buks or Shelley Eastland (713) 869-0707

FOR RELEASE AFTER MARKET CLOSE

March 9, 2005

Quicksilver Resources Reports Year 2004 Financial Results

FORT WORTH (March 9, 2005) -- Quicksilver Resources Inc. (NYSE: KWK) today reported net income for fourth quarter 2004 of $9.9 million on revenues of $52.4 million, or $0.19 per diluted share. The company's comparative fourth quarter 2003 net income was $5.8 million on revenues of $36.8 million, or $0.11 per diluted share. Net cash from operating activities for the fourth quarter 2004 was $37.3 million versus $19.0 million for the fourth quarter 2003.

Net income for the full year 2004 was $31.3 million on revenues of $179.7 million, or $0.62 per diluted share. This compares to full year 2003 net income of $16.2 million on revenues of $140.9 million or $0.35 per diluted share. The 2003 net income included a charge of $2.3 million related to the cumulative effect of implementing an accounting change of $0.06 per diluted share. For the full year 2004, net cash from operating activities, as presented in the attached Condensed Consolidated Statement of Cash Flows, was $99.4 million, as compared to net cash from operating activities of $59.3 million for the same period in 2003.

Production

Natural gas production for the fourth quarter of 2004 was 10.7 billion cubic feet (Bcf), or 117 million cubic feet per day (Mmcf/d), versus production of 9.3 Bcf for the same period in 2003, with an average of 101 Mmcf/d. The price realized for the company's gas production in the fourth quarter of 2004 averaged $4.24 per thousand cubic feet (Mcf), compared to the $3.35 per Mcf received in the same period of 2003. Natural gas, including natural gas liquids, comprised 93 percent of the company's total production in the fourth quarter of 2004.

Crude oil production for the 2004 fourth quarter was 130,000 barrels, or 1,413 barrels per day, as compared to 188,000 barrels of production in the fourth quarter of 2003. Oil production for the quarter was impacted by the sale of various Wyoming properties which were producing approximately 500 barrels per day. Oil prices realized for the fourth quarter of 2004 averaged $38.75 per barrel versus $24.35 per barrel for the prior year fourth quarter.

Natural gas liquids production for the fourth quarter 2004 was 32,000 barrels versus 39,000 barrels in the fourth quarter of 2003. The price realized for natural gas liquids averaged $37.21 per barrel in the fourth quarter of 2004, compared to the average of $20.50 per barrel realized in the fourth quarter of 2003.

Full year 2004 natural gas production totaled 39.4 Bcf at an average price per Mcf of $3.83 as compared to 34.5 Bcf during 2003 at $3.38 per Mcf. Crude production for 2004 was 689,000 barrels at an average price per barrel of $33.07 versus 808,000 barrels at $24.23 per barrel in 2003. The company produced 129,000 barrels of natural gas liquids at an average price of $28.52 per barrel in 2004 as compared to 135,000 barrels in 2003 at an average price of $21.50 per barrel.

Operations Update and Year-end Reserves

Quicksilver, through its Canadian subsidiary MGV Energy Inc., continues to produce in excess of 40 million cubic feet per day of natural gas (MMcf/d) (net) in Canada. Spring thaw has begun in Alberta, so there will be limits on the amount of drilling and other field work that can be done during this period, which could continue through May. The company is on target to exceed 55 MMcf/d of Canadian production by year-end.

In the Barnett Shale project, located in north Texas, the company has drilled 13 wells owned entirely by the company and completed nine wells to date, in addition to participating in seven non-operated wells. Initial natural gas production rates from the last four operated wells have ranged from 2.0 to 2.8 MMcf/d, and current gross production from both operated and non-operated Barnett wells is approximately 12 MMcf/d (6 MMcf/d net). The BTU content of the gas is averaging between 1,150 and 1,250 BTU's. Quicksilver currently holds over 208,000 net acres of leases in the play and has shot more than 80 square miles of three-dimensional seismic.

Quicksilver's total proved oil and gas reserves as of December 31, 2004 were 968 billion cubic feet equivalent (Bcfe), as compared to 2003 year-end reserves of 881 Bcfe. This includes 261 Bcf related to Canadian reserves which was an increase of 78 percent over 2003 reserves of 147 Bcf. The reserves also included 22 Bcf of natural gas and more than two million barrels of natural gas liquids, or a total of 37 Bcfe, from the Barnett Shale drilling. Most of the company's drilling in 2004, particularly in Canada, was dedicated to moving proved undeveloped reserves into the producing category. Natural gas, including natural gas liquids, accounted for 94 percent of Quicksilver's total proved reserves at the end of 2004. Seventy-seven percent of the company's 2004 year-end reserves were classified as proved developed. The reserve replacement rate for all sources was 345 percent. This ratio is calculated by dividing proved reserve extensions, discoveries, revisions and purchases of 153 Bcfe by production for the twelve month period of 44 Bcfe.

Glenn Darden, President and CEO, commented on the year. "Our team worked very hard in 2004 to put the company in a position to accelerate our growth. In Canada, we are improving our per well production rates as we bring on development projects north of the Palliser Block. Quicksilver delayed completion of several wells in the Barnett in November and December to study results from recent advancements in completion technology. Completion of these wells in January and February resulted in much better production performance. We will continue to refine our stimulations to maximize the potential from this very exciting project."

Conference Call

The company's conference call to discuss operating and financial results is scheduled for Thursday, March 10, 2005 at 10:00 a.m. central time. Quicksilver invites interested persons to participate in the conference call by dialing (877) 313-7932, ID number 3379861 between 9:50 and 9:55 a.m. central time. A digital replay of the conference call will be available at 1:00 p.m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 3379861. The call will also be broadcast live via Internet webcast on the company's website, www.qrinc.com, linking through the "Investor Relations" page and the "Presentations & Conference Calls" link.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver's management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver's financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver's filings with the Securities and Exchange Commission.

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Production:
Natural gas (MMcf)	10,725	9,293	39,351	34,536
Oil (MBbls)	130	188	689	808
NGL (MBbls)	32	39	129	135
Total (MMcfe)	11,696	10,659	44,257	40,192

Average Daily Production:
Natural gas (Mcf)	116,577	101,015	107,516	94,619
Oil (Bbl)	1,413	2,048	1,882	2,213
NGL (Bbl)	345	426	352	369
Total (Mcfe)	127,128	115,858	120,922	110,115

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$ 5.38	$ 4.07	$ 4.89	$ 4.47
Oil (per Bbl)	$ 45.19	$ 26.09	$ 36.53	$ 26.69
NGL (per Bbl)	$ 37.21	$ 20.50	$ 28.52	$ 21.50
Total (per Mcfe)	$ 5.54	$ 4.05	$ 5.00	$ 4.44

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$ 4.24	$ 3.35	$ 3.83	$ 3.38
Oil (per Bbl)	$ 38.75	$ 24.35	$ 33.07	$ 24.23
NGL (per Bbl)	$ 37.21	$ 20.50	$ 28.52	$ 21.50
Total (per Mcfe)	$ 4.42	$ 3.43	$ 4.00	$ 3.46

Expense per Mcfe:
Production cost	$ 1.22	$ 1.09	$ 1.24	$ 1.08
Production taxes	$ 0.25	$ 0.19	$ 0.23	$ 0.22
General and administrative expenses	$ 0.31	$ 0.20	$ 0.29	$ 0.20
Depletion, depreciation and accretion	$ 1.02	$ 0.84	$ 0.92	$ 0.80

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data -- Unaudited

	December 31,	December 31,
	2004	2003 (a)
ASSETS
Current assets
Cash and cash equivalents	$ 15,947	$ 4,116
Accounts receivable	38,037	26,247
Current deferred income taxes	3,523	11,760
Inventories and other current assets	8,689	7,588
Total current assets	66,196	49,711

Investments in and advances to equity affiliates	8,254	9,173

Properties, plant and equipment -- net ("full cost")	802,610	604,576

Other assets	11,274	3,474
	$ 888,334	$ 666,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$ 356	$ 339
Accounts payable	28,407	17,954
Accrued derivative obligations	12,784	34,577
Accrued liabilities	41,904	27,644
Total current liabilities	83,451	80,514

Long-term debt	399,134	249,097

Derivative obligations	-	9,662

Asset retirement obligations	17,967	15,135

Deferred income taxes	83,506	70,710

Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
1 share issued and outstanding	-	-
Common stock, $0.01 par value, 100,000,000 and 80,000,000 shares authorized,
52,690,971 and 52,045,726 shares issued, respectively	527	520
Paid in capital in excess of par value	200,941	194,246
Treasury stock of 2,568,611 and 2,578,904 shares, respectively	(10,258)	(10,299)
Accumulated other comprehensive income	6,762	(17,683)
Retained earnings	106,304	75,032
	304,276	241,816
	$ 888,334	$ 666,934

(a) Share and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004. The split did not affect treasury shares.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data -- Unaudited

For the Three Months Ended			For the Year Ended
December 31			December 31,
	2004	2003(a)	2004	2003(a)
Revenues
Oil, gas and related product sales	$ 51,706	$ 36,552	$ 177,173	$ 139,037
Other revenue	722	273	2,556	1,912
Total revenues	52,428	36,825	179,729	140,949
Expenses
Oil and gas production costs	17,235	13,725	65,186	52,194
Other operating costs	404	299	1,250	1,301
Depletion, depreciation and accretion	11,890	8,973	40,691	32,067
Provision for doubtful accounts	153	87	153	87
General and administrative	3,644	2,125	12,934	8,133
Total expenses	33,326	25,209	120,214	93,782

Income from equity affiliates	298	222	1,178	1,331

Operating income	19,400	11,838	60,693	48,498

Other income-net	(278)	(71)	(415)	(186)
Interest expense	4,416	3,489	15,662	20,182

Income before income taxes and cumulative effect of change in accounting principle	15,262	8,420	45,446	28,502
Income tax expense	5,316	2,665	14,174	9,997

Net income before cumulative effect of change in accounting principle	9,946	5,755	31,272	18,505
Cumulative effect of change in accounting principle, net of tax	-	-	-	2,297

Net income	$ 9,946	$ 5,755	$ 31,272	$ 16,208

Basic net income per common share:
Net income before cumulative effect of accounting change	$ 0.20	$ 0.12	$ 0.63	$ 0.41
Cumulative effect of accounting change, net of tax	-	-	-	(0.05)
Net income	$ 0.20	$ 0.12	$ 0.63	$ 0.36

Diluted net income per common share:
Net income before cumulative effect of accounting change	$ 0.19	$ 0.11	$ 0.62	$ 0.41
Cumulative effect of accounting change, net of tax	-	-	-	(0.06)
Net income	$ 0.19	$ 0.11	$ 0.62	$ 0.35

Weighted average common shares outstanding
Basic	50,015	49,448	49,769	44,789
Diluted	53,166	50,334	51,343	45,689

(a) Share and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004. The split did not affect treasury shares.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands-Unaudited

	For the Year Ended
	December 31,
	2004	2003
Operating activities:
Net income	$ 31,272	$ 16,208
Charges and credits to net income not affecting cash
Cumulative effect of accounting change, net of tax	-	2,297
Depletion, depreciation and accretion	40,691	32,067
Deferred income taxes	12,989	9,736
Recognition of unearned revenues	-	507
Income from equity affiliates	(1,178)	(1,331)
Amortization of deferred loan costs	1,249	2,637
Non-cash (gain) loss from hedging activities	(786)	(678)
Other	91	455
Changes in assets and liabilities
Accounts receivable	(11,562)	(5,259)
Inventory, prepaid expenses and other	2,364	(918)
Accounts payable	10,453	2,958
Accrued liabilities and other	13,866	601
Net cash from operating activities	99,449	59,280

Investing activities:
Development and exploration costs and other property additions	(231,757)	(148,488)
Purchase of Voyager Compression Services assets	-	(684)
Distributions and advances from equity affiliates -- net	2,097	1,649
Proceeds from sale of assets	9,160	101
Net cash used for investing activities	(220,500)	(147,422)

Financing activities:
Notes payable, bank proceeds	511,091	114,000
Principal payments on long-term debt	(371,178)	(113,116)
Deferred financing costs	(8,023)	(1,441)
Issuance of common stock, net of issuance costs	2,499	79,926
Net cash from financing activities	134,389	79,369

Effect of exchange rates on cash	(1,507)	3,773

Net increase in cash and cash equivalents	11,831	(5,000)

Cash and cash equivalents at beginning of period	4,116	9,116

Cash and cash equivalents at end of period	$ 15,947	$ 4,116